Company Contact:	Investor Relations Contact:
Mr. Robert Lu	Mr. Crocker Coulson, President
Interim Chief Financial Officer	CCG Investor Relations
China Medicine Corporation	Tel: +1-646-213-1915 (NY Office)
Tel: +86-20-8739-1718	E-mail: crocker.coulson@ccgir.com
E-mail: robert.lu@cmc621.com	Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Medicine Announces Fourth Quarter and Full Year 2009 Results

Guangzhou, China, March 29, 2010 — China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), primarily a manufacturer, leading distributor and developer of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other nutraceuticals, today announced its fourth quarter and full year 2009 results.

Full Year 2009 Highlights:

▪	Revenues increased 20.7% to $64.8 million
▪	Gross profit grew 21.9% to $19.0 million
▪	Operating income rose 12.3% to $12.3 million
▪	Adjusted net income, excluding a non-cash expense related to change in fair value of warrants in 2009, was $9.0 million, or $0.58 per diluted share
▪	GAAP net income was $1.7 million, or $0.11 per diluted share
▪	Completed acquisition of Guangzhou LifeTech Pharmaceuticals, Co. Ltd (“LifeTech”), a developer, manufacturer and marketer of a portfolio of 39 TCM and Western medicine products
▪	Entered into a $69.6 million financing agreement with One Equity Partners (“OEP”), the global private equity investment arm of JP Morgan Chase & Co

Fourth Quarter 2009 Highlights:
▪	Total revenues of $20.4 million
▪	Gross profit of $6.8 million; gross margin rose to 33.5% from 23.9% last year
▪	Operating margins increased to 20.5% as compared to 17.2% in Q4 2008
▪	Adjusted net income, excluding a non-cash expense related to change in fair value of warrants in 2009, was $3.0 million, or $0.20 per diluted share
▪	GAAP net loss was $2.1 million, or $(0.14) per diluted share

“I am proud to report a very productive fiscal year 2009, including the achievement of record revenues, the closing of a transformational acquisition and a meaningful financing agreement with a world-class private equity firm,” Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation.  “In the fourth quarter, we successfully introduced LifeTech’s higher margin prescription product portfolio into our distribution network and, through the Guangdong Sunshine Bidding System, expanded the products’ market penetration from locally in Guangdong province to all provinces throughout China. As a result, our gross margin increased to 33.5% in Q4 2009 from 23.9% in the same period last year. Looking ahead, we anticipate continued growth in our profitability level as we accelerated our transition from a pharmaceutical distributor into a vertically-integrated pharmaceutical company with a broad portfolio of self-owned products sold through our extensive distribution network.”

Fourth Quarter 2009 Results

China Medicine’s total revenues decreased 16.3% in the fourth quarter to $20.4 million compared to the corresponding period of 2008 as we mainly allocated our resources in the acquisition of LifeTech in the fourth quarter 2009.

Product sales in the fourth quarter totaled $20.2 million and accounted for 99% of total revenues. Sales of Western prescription and over-the-counter (OTC) products accounted for 46.5% of total revenues in the fourth quarter of 2009. Sales of TCM prescription and over-the-counter products accounted for 44.3% of total revenues. Sales of dietary supplements, medical formula, medical equipment and others accounted for the remaining 9.2% of revenues.

Gross profit in the quarter was $6.8 million, an increase of 17.1% over the fourth quarter of 2008. Gross margin increased to 33.5% from 23.9% in the fourth quarter of 2008, primarily reflecting sales contribution from LifeTech’s higher margin pharmaceutical product for the first time.

Operating expenses were $1.6 million, same as a year ago quarter. Operating expenses represented 8.0% of total revenues in the fourth quarter of 2009, as compared to 6.7% in the fourth quarter of 2008.

Operating income was $4.2 million, essentially unchanged compared to that in fourth quarter of 2008. Operating margin rose to 20.5% from 17.2% in the same period a year ago, primarily reflecting the year-over-year gross margin improvement.

The Company’s provision for income taxes was $1.2 million in the four quarter of 2009, as compared to $0.8 million for the comparable period in 2008. The increase was due to the change of income tax rate. The Company adopted the usual enterprise tax rate of 25% in 2009 following expiration of a modified tax rate of 12.5% in 2008.

GAAP net loss for the fourth quarter of 2009 was $2.1 million, or $(0.14) per share, which included a $5.1 million non-cash expense related to the change in the fair value of warrants, compared to GAAP net income of $3.5million or $0.23 per diluted share, in the fourth quarter of 2008. The non-cash charge reflected adoption of a new accounting policy that became effective January 1, 2009, requiring changes in the fair value of warrants to be recognized in earnings each quarter. Excluding this expense, adjusted net income for the fourth quarter of 2009 was $3.0 million, or $0.20 per fully diluted share.

Full Year 2009 Results

In 2009, total revenues increased to $64.8 million, up 20.7% from $53.6 million in 2008. Gross profit rose 21.9% to $19.0 million in 2009 from $15.6 million in 2008. Gross margin was 29.3%, as compared to 29.0% in 2008. Operating income increased 12.3% to $12.3 million from $10.9 million a year ago. GAAP net income in 2009 was $1.7 million or $0.11 per diluted share, as compared to $9.1 million, or $0.60 per diluted share in 2008. Adjusted net income, excluding non-cash expense of $7.2 million related to change in fair value of warrants, was $9.0 million in 2009, or $0.56 per diluted share. The slight decline in adjusted net income was primarily due to higher tax rate of 25% in 2009 versus 12.5% in 2008.

Financial Condition

As of December 31, 2009, China Medicine had $0.5 million in cash and cash equivalents, with working capital of approximately $16.0 million. Accounts receivable stood at $22.3 million at year-end 2009, as compared to $19.3 million at the end of 2008. Stockholders’ equity as of December 31, 2009 was $45.0 million, as compared to $42.8 million on December 31, 2008. In 2009, cash generated from operating activities was $17.0 million, an increase from $4.2 million in 2008, and primarily reflected decreases in inventories and advances to suppliers. Cash used in investing activities was $13.5 million in 2009, and reflected $3.4 million for purchase of equipment to expand rADTZ production capacity and $8.2 million for the LifeTech acquisition.

Subsequent to the end of 2009, the Company closed the equity private placement with OEP and raised net proceeds of $66.5 million. China Medicine received approximately $8.9 million of the net proceeds, which is available for working capital and general corporate purpose. The remaining $57.6 million of net proceeds was placed in escrow and will be released to fund additional capital expenditures and acquisitions upon approval by OEP and the Company’s board of directors.

Business Outlook

"We will continue to focus the growth of Houerhuan Capsules and Shuangdan Tablets, both of which are very high margin products with limited competition. The Company plans to aggressively promote these two products through our extensive distribution network and expect to increase our overall profitability in 2010” commented Mr. Yang.

China Medicine’s proprietary recombinant Aflatoxin Detoxifizyme (rADTZ), used for removing aflatoxins in food and animal feed, is pending Chinese Ministry of Agriculture (MOA) approval. The Company has been in communication with the MOA and is currently working on reformatting the statistical data, based on MOA request, for resubmission in the near term. “We are encouraged by our conversations with the MOA and remain confident in the quality of our data submission, despite the delay in receiving the production approval to commercial launch rADTZ,” said Mr. Yang. “The Company anticipates rADTZ approval by the end of 2010, although we cannot predict the actual timing of MOA review. China Medicine completed trial production of rADTZ in 2009 and does not anticipate additional sales of the product until the full commercial launch.

“We would like to thank OEP for its confidence in our outlook and for the funding support that provides the Company with greater resources to execute our acquisition strategy and commercialization plans for rADTZ. We anticipate that 2010 will be a transformational year for China Medicine, focused on strengthening our pharmaceutical manufacturing capabilities, expanding our extensive product pipeline to include more of self-owned products that will support sustainable margin expansion, continuing our R&D effort on new product development and deepening our distribution network to cover more tier II and III cities and towns in China,” concluded Mr. Yang.

Conference Call

China Medicine will hold its full year 2009 and fourth quarter conference call for all interested persons at 9:00 a.m. Eastern Time on Monday, March 29, 2010, to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time 866-800-8648. International callers should dial 617-614-2702. When prompted by the operator, mention conference passcode 584 578 41. If you are unable to participate in the call at its scheduled time, a replay will be available for 14 days starting on Monday, March 29 at 11:00 p.m. Eastern Time. To access the replay, please dial 888-286-8010 or 617-801-6888, and enter the passcode 173 99 619.

About China Medicine Corporation

China Medicine Corporation, a comprehensive enterprise with a research and development centre, manufacturing facilities and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company distributes its products to wholesale distributors, including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company is developing a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds.

Use of Non-GAAP Financial Measures

GAAP results for three and twelve months ended December 31, 2009 include non cash expenses related to change in the fair value of the Company’s warrants. The non-GAAP measure provides a consistent basis for investors to understand our financial performance in comparison to historical periods without variation of non-recurring items and non-operating related charges.  In addition, it allows investors to evaluate our performance using the same methodology and information as that used by our management.  Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, we compensate for these limitations by providing the relevant disclosure of the items excluded.

Because these expenses are non-cash, and not related to the Company’s operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

 - FINANCIAL TABLES FOLLOW-

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)

	Three Months ended December 31		Twelve months ended December 31,
	2009	2008	2009	2008
REVENUES
Product sales	$20,177,585	24,425,182	$64,120,538	$52,307,211
Medical formula sales	264,005	7,254	630,480	1,340,595
Total revenues	20,441,590	24,432,436	64,751,018	53,647,806

COST OF REVENUES	13,599,386	18,589,095	45,766,628	38,074,919

GROSS PROFIT	6,842,204	5,843,341	18,984,390	15,572,887

OPERATING EXPENSES
Research and development	872,996	507,928	1,454,402	992,497
Selling, general and administrative	1,786,006	1,137,016	5,263,697	3,652,525
Total operating expenses	2,659,002	1,644,944	6,718,099	4,645,022

INCOME FROM OPERATIONS	4,183,202	4,198,397	12,266,291	10,927,865

OTHER (EXPENSE) INCOME :
Other (expense) income , net	(13,265)	40,167	(82,077)	85,622
Change in fair value of warrant liabilities	(5,118,799)		(7,232,388)	-

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	(948,862)	4,238,564	4,951,826	11,013,487

PROVISION FOR INCOME TAXES	1,218,223	753,304	3,549,680	2,006,137

NET INCOME (CHINA MEDICINE CORPORATION AND NONCONTROLLING INTERESTS)	(2,167,085)	3,485,260	1,402,146	9,007,350

Add: Net loss attributable to noncontrolling interests	72,578	33,180	315,531	118,266

NET INCOME ATTRIBUTABLE TO CHINA MEDICINE CORPORATION	(2,094,507)	3,518,440	1,717,677	9,125,616

OTHER COMPREHENSIVE INCOME (LOSS)		-
Foreign currency translation adjustment	6,074	135,806	9,800	2,305,499
Foreign currency translation attributable to noncontrolling interests	(11)	2,434	(194)	60,461
COMPREHENSIVE INCOME	$(2,088,444)	3,656,500	1,727,283	$11,491,576

EARNINGS PER SHARE
Basic	$(0.14)	0.23	0.11	$0.60
Diluted	$(0.13)	0.23	0.11	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	15,344,339	15,226,742	15,267,512	15,173,113
Diluted	16,044,787	15,226,742	15,411,144	15,308,529

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash	$471,769	$2,791,814
Restricted Cash	1,760,400	-
Notes receivables	4,401	600,911
Accounts receivable, trade, net of allowance for doubtful accounts of $157,083 and $96,609 as of December 31, 2009 and 2008, respectively	22,314,660	19,225,091
Inventories	2,731,097	4,725,322
Advances to suppliers	2,518,396	6,121,974
Other current assets	461,006	192,080
Total current assets	30,261,729	33,657,192

Plant and Equipment, Net	12,000,687	3,761,637

OTHER ASSETS
Long term prepayments	7,900,212	6,014,920
Intangible assets, net	16,681,854	1,247,567
Total other assets	24,582,066	7,262,487

Total assets	$66,844,482	$44,681,316

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term Loans	$9,506,160	$-
Accounts payable, trade	1,324,269	61,243
Other payables and accrued liabilities	939,887	50,559
Customer deposits	483,358	151,429
Taxes payable	2,119,745	772,289
Liquidated damages payable	44,003	44,003
Total current liabilities	14,417,422	1,079,523

Fair value of warrant liabilities	6,918,068	-
Total liabilities	21,335,490	1,079,523

Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 90,000,000 shares authorized, 15,451,105 and 15,226,742 shares issued and outstanding at December 31, 2009 and 2008, respectively	1,544	1,522
Paid-in capital	13,380,444	13,011,012
Statutory reserves	4,293,116	3,178,861
Retained earnings	22,875,987	22,146,572
Accumulated other comprehensive income	4,438,094	4,428,294
Total shareholders' equity	44,989,185	42,766,261

NONCONTROLLING INTERESTS	519,807	835,532

Total equity	45,508,992	43,601,793

Total liabilities and equity	$66,844,482	$44,681,316

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to China Medicine Corporation	$1,717,677	$9,125,616
Net loss attributable to noncontrolling interests	(315,531)	(118,266)
Net income	1,402,146	9,007,350
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	1,012,149	420,769
Bad debt expense	45,938	36,428
Loss on sale of assets	21,241	9,416
Stock-based compensation	131,127	88,463
Change in fair value of warrants liabilities	7,232,388	-
Change in operating assets and liabilities:
Notes receivables	596,143	(590,466)
Accounts receivable, trade	(2,278,004)	(4,786,654)
Inventories	3,369,333	(491,874)
Advances to suppliers	3,614,991	461,695
Other current assets	(213,245)	(105,081)
Accounts payable, trade	608,589	(20,683)
Other payables and accrued liabilities	638,074	(21,947)
Customer deposits	331,850	(64,938)
Taxes payable	446,664	266,606
Net cash provided by operating activities	16,959,384	4,209,084

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(234,576)	-
Purchase of building improvement and equipment	(3,438,924)	(2,666,014)
Cash proceeds from disposition of fixed assets	21,992	-
Long term prepayments	(1,884,135)	(5,197,253)
Cash paid out for acquiring new subsidiaries	(8,176,871)	-
Cash received from newly acquired subsidiaries	176,421	-
Net cash used in investing activities	(13,536,093)	(7,863,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options	50,000	362,500
Loan proceeds	6,597,450	-
Loan payments	(10,637,419)	-
Increase in restricted cash	(1,759,320)	-
Net cash (used in) provided by financing activities	(5,749,289)	362,500

EFFECT OF EXCHANGE RATE ON CASH	5,954	315,723

DECREASE IN CASH	(2,320,045)	(2,975,960)

CASH, beginning of year	2,791,814	5,767,774

CASH, end of year	$471,769	$2,791,814

Supplemental disclosure of cash flows:
Cash paid interest	$75,765	$-
Cash paid income tax	$3,219,733	$2,059,396

Non-cash transactions:
For the year ended December 31, 2009, holders of Class A warrants and Class B warrants cashlessly exercised 458,422 shares for 184,363 shares of common
For the year ended December 31, 2008, holders of Series A convertible preferred stock converted 111,649 shares of Series A preferred stock into 115,101 shares of common stock

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND
DILUTED EPS

	For the Three Months ended December 31,				For the Twleve months ended December 31
	2009		2008		2009		2008
	Net Income	EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount per consolidated statement of operations	(2,094,507)	(0.14)	3,518,440	0.23	1,717,677	0.11	9,125,616	0.60
Adjustment
Change in fair value of warrants	5,118,799	0.33	-	-	7,232,388	0.45	-	-

Adjusted Amount of Net Income available to Common Shareholders	3,024,292	0.20	3,518,440	0.23	8,950,065	0.56	9,125,616	0.60

Weighted average basic shares outstanding,  15,344,339 for three months ended December 31,2009 and 15,547,840 for three months ended December 31, 2008
Weighted average diluted shares, 15,411,144 for the twelve months ended December 31, 2009 and 15,308,529 for the Twelve months ended December 31, 2009